99 CENTS ONLY STORES REPORTS A 52.8% INCREASE IN NET INCOME FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 1996 WITH EARNINGS PER SHARE OF $0.24.

     CITY OF COMMERCE, CA -- October 30, 1996 -- 99 Cents Only Stores (NYSE:NDN) reported record net income for the quarter ended September 30, 1996, of $3.6 million on net sales of $45.4 million, compared to pro forma net income of $2.3 million on net sales of $38.1 million in the third quarter of 1995. This represents a 52.8% increase in net income.

     Earnings per share was $0.24 in the third quarter of 1996 on 14.9 million weighted average number of common shares outstanding, compared with pro forma earnings per share of $0.18 in the third quarter of 1995 on 12.8 million pro forma weighted average number of common shares outstanding. This represents a 33.3% increase in earnings per share despite an additional two million shares.

     Net sales increased $7.3 million or 19.2% over net sales for the third quarter of 1995 as previously reported. Gross margins for the quarter increased from 33.2% to 35.5% compared to the same quarter last year.

     Year to date net sales and pro forma net income in 1996 increased 21.1% to $130.8 million and 42.4% to $9.1 million, respectively, compared to net sales and pro forma net income through the third quarter of 1995 of $108.0 million and $6.4 million, respectively.

     Year to date pro forma earnings per share was $0.66 on 13.8 million pro forma weighted average number of common shares outstanding, compared with $0.50 for the same period in 1995 on 12.8 million pro forma weighted average number of common shares outstanding.

     Prior to May 1, 1996, the Company was treated as an S corporation for tax purposes. The pro forma net income and pro forma earnings per share data reflect a provision for income taxes as if the company were a C corporation for all periods presented.

     David Gold, President of the Company said, "We are pleased to announce record net sales and earnings in our third quarter. Our expansion is proceeding in accordance with plan."

     99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 40 retail stores, all in Southern California and a wholesale division called Bargain Wholesale. 99 Cents Only Stores emphasizes name-brand consumables, priced at an excellent value, in clean, attractively merchandised stores.


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                             99 CENTS ONLY STORES
                             STATEMENTS OF INCOME
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                Three Month Ended          Nine Month Ended
                                   September 30,             September 30,
                                -----------------          ----------------

                                  1996       1995         1996         1995
                                  ----       ----         ----         ----

Net Sales:
   99 Cents Only Stores       $  35,211   $  30,096    $ 101,603    $  86,995
   Other Retail                      -           -            -           492
   Bargain Wholesale             10,173       8,017       29,230       20,525
                                 ------     -------      -------       ------
                                 45,384      38,113      130,833      108,012

COST OF SALES                    29,266      25,475       86,315       72,196
   Gross Profit                  16,118      12,638       44,518       35,816
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES        10,334       8,459       29,007       24,514
                                 ------      ------       ------       ------
   Operating Income               5,784       4,179       15,511       11,302
INTEREST INCOME (EXPENSE), NET      242       (189)         (10)        (567)
   Income before provision for
     income taxes (See Note)      6,026       3,990       15,501       10,735
PROVISION FOR INCOME TAXES
  (See Note)                      2,474       1,665        6,355        4,311
                                  -----       -----        -----        -----
NET INCOME (See Note)          $  3,552    $  2,325     $  9,146     $  6,424
                                  =====       =====        =====        =====

EARNINGS PER SHARE (See Note)   $  0.24     $  0.18      $  0.66      $  0.50
                                   ====        ====         ====         ====
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING
  (See Note)                     14,922      12,803       13,809       12,803
                                 ======      ======       ======       ======

Note: Income tax provisions for the three months ended September 30, 1995 and for the 9 months ended September 30, 1995 and 1996 have been restated to give pro forma effect for the change in tax status from an S corporation to a C corporation.

     Note to Editors: 99 Cents Only Stores news releases and information available on the World Wide Webb at http://www.businesswire.com/cnn/ndn.htm or via fax by calling 888/835-0099 toll free.

     CONTACT: 99 Cents Only Stores, City of Commerce, Calif.

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